As filed with the Securities and Exchange Commission on September 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alight, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-1849232
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Overlook Point Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

Alight, Inc. 2021 Omnibus Incentive Plan

Alight, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Paulette R. Dodson

General Counsel and Corporate Secretary

Alight, Inc.

4 Overlook Point

Lincolnshire, Illinois 60069

Tel.: (224) 737-7000

(Name and address, including zip code, and telephone number,

including area code, of agent for service)

Copy to: Joshua N. Korff, P.C. Michael Kim, P.C. Aslam A. Rawoof Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging Growth Company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.0001 per share, reserved for issuance under the Alight, Inc. 2021 Omnibus Incentive Plan	92,267,687 (2)	$11.37(3)	$1,049,083,601.19	$114,455.02
Class A Common Stock, par value $0.0001 per share, reserved for issuance under the Alight, Inc. 2021 Employee Stock Purchase Plan	13,461,281 (4)	$9.66(5)	$130,035,974.46	$14,186.92
TOTAL	105,728,968		$1,179,119,575.65	$128,641.94

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Alight, Inc. 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and the Alight, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”).

(2)

Represents shares of Class A Common Stock reserved for issuance under the Omnibus Incentive Plan. In general, to the extent that any awards under the Omnibus Incentive Plan are forfeited, cancelled, terminated or expire for any reason before being exercised or settled in full in shares of Class A Common Stock, if any awards are settled in cash or if shares issued under the Omnibus Incentive Plan are reacquired by the Registrant pursuant to a forfeiture provision, repurchase right or for any other reason, those shares will again become available for issuance under the Omnibus Incentive Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

(3)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $11.37 per share represents the average high and low sales prices of the Class A Common Stock as quoted on the New York Stock Exchange (the “NYSE”) on September 2, 2021.

(4)

Represents shares of Class A Common Stock reserved for issuance under the ESPP. If any right to purchase shares of Class A Common Stock under the ESPP terminates for any reason before being exercised, the shares not purchased under such right will again become available for issuance under the ESPP.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the NYSE on September 2, 2021, multiplied by 85%.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Alight, Inc. (the “Registrant” or the “Company”) hereby incorporates by reference into this registration statement (the “Registration Statement”) the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2020, filed with the Commission on April 29, 2021 (File No. 001-39299);

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 17, 2021 (File No. 001-39299);

(3)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 16, 2021 (File No. 001-39299);

(4)

the Registrant’s Current Reports on Form 8-K, filed with the Commission on January  27, 2021, April  23, 2021, April  29, 2021, April  30, 2021, June  30, 2021, July  9, 2021, July  12, 2021, August  18, 2021, August  26, 2021 and September  7, 2021 and the Registrant’s Current Report on Form 8-K/A, filed with the Commission on August 12, 2021 (File No. 001-39299);

(5)

the Registrant’s prospectus filed with the Commission on August 24, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-258350), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(7)

the description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 26, 2020, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may also indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. The DGCL provides that Section 145 of the DGCL is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company Bylaws contain provisions that require it to indemnify each person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan (including the heirs, executors, administrators or estate of such person) to the fullest extent permitted by the DGCL, as it may be amended from time to time.

In addition, the Company Charter and Company Bylaws contain provisions requiring the Company to indemnify and advance expenses to any person who is made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or any predecessor of the Company, or, while serving as a director or officer of the Company, serves or served at any other enterprise as a director or officer at the request of the Company or any predecessor to the Company has entered into indemnification agreements with each of its officers and directors, which includes each of the directors and officers of the Company. Under these agreements, FTAC is required to indemnify and hold harmless each of the Company’s directors and officers to the fullest extent permitted under Delaware law against any liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company intends to enter into indemnification agreements with each of its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company Charter and Company Bylaws and to provide additional procedural protections.

As permitted by Section 102(b)(7) of the DGCL, the Company Charter and Company Bylaws contain provisions eliminating the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under the DGCL.

The Company expects to maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act by such persons in their respective capacities as officers and directors of Company, and (b) to the Company with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

3.1	Amended and Restated Certificate of Incorporation of Alight, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39299), filed with the SEC on July 12, 2021).

3.2	Amended and Restated Bylaws of Alight, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-39299), filed with the SEC on July 12, 2021).

5.1*	Opinion of Kirkland & Ellis, LLP.

23.1*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1 hereto).

23.2*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Foley Trasimene Acquisition Corp.

23.3*	Consent of Ernst & Young LLP, independent registered public accounting firm of Alight, Inc.

24.1*	Powers of Attorney (included in the signature page to this Registration Statement).

99.1	Alight, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K (File No. 001-39299), filed with the SEC on July 12, 2021).

99.2	Alight, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K (File No. 001-39299), filed with the SEC on July 12, 2021).

99.3*	Form of Restricted Stock Unit Award Agreement for Employees under the Alight, Inc. 2021 Omnibus Incentive Plan.

99.4*	Form of Restricted Stock Unit Award Agreement for the Executive Leadership Team under the Alight, Inc. 2021 Omnibus Incentive Plan.

99.5*	Form of Restricted Stock Unit Award Agreement for Directors under the Alight, Inc. 2021 Omnibus Incentive Plan.
*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois, on September 10, 2021.

ALIGHT, INC.

By:	/s/ Stephan D. Scholl
Stephan D. Scholl
Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Stephan D. Scholl, Katie J. Rooney and Paulette R. Dodson as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments, including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephan D. Scholl Stephan D. Scholl	Chief Executive Officer and Director (Principal Executive Officer)	September 10, 2021

/s/ Katie J. Rooney Katie J. Rooney	Chief Financial Officer (Principal Financial and Accounting Officer)	September 10, 2021

/s/ William P. Foley, II William P. Foley, II	Chairman of the Board of Directors	September 10, 2021

/s/ Daniel Henson Daniel Henson	Director	September 10, 2021

/s/ David Kestnbaum David Kestnbaum	Director	September 10, 2021

/s/ Richard N. Massey Richard N. Massey	Director	September 10, 2021

/s/ Erika Meinhardt Erika Meinhardt	Director	September 10, 2021

/s/ Regina M. Paolillo Regina M. Paolillo	Director	September 10, 2021

/s/ Peter Wallace Peter Wallace	Director	September 10, 2021